Exhibit (p10)

NEWGEN ASSET MANAGEMENT LIMITED

Code of Ethics

October 7, 2020

Code of Ethics
(“Code of Ethics”)

I.	INTRODUCTION

High ethical standards are essential for the success of NewGen Asset Management Limited (the “Firm”) to maintaining the confidence of clients (the “Clients”). The Firm is of the view that its long-term businesses interests are best served by adherence to the principle that Clients’ interests come first. The Firm has a fiduciary duty to its Clients, which requires individuals associated with the Firm to act solely for the benefit of Clients and to comply with applicable federal securities laws as provided in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Further, Supervised Persons of the Firm are prohibited from engaging in any conduct prohibited by Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “Investment Company Act”)1.

Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of the Firm’s fiduciary obligations to its Clients and the Firm’s desire to maintain its high ethical standards, the Firm has adopted this Code of Ethics containing provisions designed to: (i) comply with all applicable laws and regulations; (ii) identify conflicts of interest; (iii) observe all fiduciary duties and provide a means to resolve any actual or potential conflict in favor of the Client; and (iv) ensure that all personnel have read the Code of Ethics, agreed to adhere to the Code of Ethics, and are aware that a record of all violations of the Code of Ethics will be maintained by the Chief Compliance Officer (as defined below) and that personnel who violate the Code of Ethics are subject to sanctions.

One goal is to allow the Firm’s members, officers, directors (or other person occupying a similar status or performing similar functions), and employees and any other person who provides advice on behalf of the Firm and/or is subject to the Firm’s supervision and control (each, a “Supervised Person”)2 to engage in personal securities transactions while protecting Clients from the conflicts that could result from a violation of the securities laws or from actual or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise. All employees of the Firm will be deemed Access Persons.

Adherence to the Code of Ethics and the related restrictions on personal investing are considered basic conditions of employment for all Supervised Persons. If there is any doubt as to the propriety of any activity, Supervised Persons should consult with the chief compliance officer (“Chief Compliance Officer or “CCO”) or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

1 Rule17j-1(b) of the Investment Company Act makes it unlawful for any officer or director of the Firm in connection with the purchase or sale by such person of a security “held or to be acquired” by a registered investment company client (a “RIC Client”): (a) To employ any device, scheme or artifice to defraud the RIC Client; (b) To make to the RIC Client any untrue statement of a material fact or omit to state to the RIC Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (c) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the RIC Client; or (d) To engage in any manipulative practice with respect to the RIC Client’s investment portfolios.

2 For purposes of the Code of Ethics, the Firm’s “Supervised Persons” includes its “Access Persons,” which includes any of its Supervised Persons (i) who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to Clients (or who has access to such recommendations that are nonpublic).

The Chief Compliance Officer will annually distribute a copy of this Code of Ethics to all Supervised Persons. The Chief Compliance Officer will also distribute promptly all amendments to this Code of Ethics to all Supervised Persons. All Supervised Persons are required to acknowledge in writing their receipt of the Code of Ethics annually and upon any amendments. Supervised Persons will be asked to periodically acknowledge in writing that they received, understand, and will abide by the policies and procedures contained herein.

II.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of COVERED PERSONS. This Code of Ethics applies to all personal accounts (“Personal Accounts”) of all Covered Persons. A “Covered Person” means any Supervised Person of the Firm and any other persons as may be designated by the Chief Compliance Officer. A Personal Account also includes an account maintained by or for:

(1)	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

(2)	Any individuals who live in the Covered Person’shousehold and over whose purchases, sales, or other trading activities the Covered Personexercises control or investment discretion;

(3)	Any persons to whom the Covered Personprovides primary financial support, and either (i) whose financial affairs the Covered Personcontrols, or (ii) for whom the Covered Personprovides discretionary advisory services;

(4)	Any trust or other arrangement which names the Covered Personas a beneficiary; and

(5)	Any partnership, corporation, or other entity of which the Covered Personis a director, officer or partner or in which the Covered Personhas a 25% or greater beneficial interest, or in which the Covered Personowns a controlling interest or exercises effective control.

As provided in Section IV.A.(1) below, upon receipt of this Code of Ethics, each Employee will be required to provide a comprehensive list of all Personal Accounts to the Firm’s Chief Compliance Officer.

B.	COVERED PERSON as Trustee. A Personal Account may include any account for which an employee serves as trustee of a trust. In general, employees are not permitted to serve as a trustee to any trust account. Please seek the prior written permission of the Chief Compliance Officer prior to becoming a trustee.

(1)	Personal Accounts of other Covered Persons. A Personal Account of a Covered Person that is managed by another Covered Person is considered a Personal Account only of the Covered Person who has a beneficial ownership in the Personal Account. The account is considered a Client account with respect to the Covered Personmanaging the Personal Account.

(2)	Solicitors/Consultants. Non-Covered Personsolicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of the Firm: (i) makes or participates in the making of investment recommendations for Clients, or (ii) obtains information on recommended investments for Clients.

(3)	Client Accounts. A Client account includes any account managed by the Firm that is not a Personal Account.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Covered Person to ensure that a particular investment transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal transactions for employees may be effected only in accordance with the provisions of this Section III.

B.	Pre-clearance of Transactions in a Personal Account. Covered Person must obtain the prior written approval of the Chief Compliance Officer before engaging in the following transactions in his or her Personal Account:

(1)	All transactions with the exception of securities specifically referenced as exempt from reporting in Section IV.B below.

(2)	Restricted List: All transactions in any security that is on the Restricted List. Covered Persons who become aware of a security subject to a conflict of interest must promptly notify the Chief Compliance Officer, who will place such security on the Restricted List.

(3)	Any private placements or initial public offerings.

A request for pre-clearance must be made by sending an email to the Chief Compliance Officer to request approval of the transaction. Covered Persons must request pre-clearance by sending an email to the Chief Compliance Officer to request approval of the transaction. All email requests and approvals will be archived. A request must provide the following information:

1.	The subject line must contain the statement “Request for Personal Account Transaction”;

2.	Name of the issuer; and

3.	Type of transaction (buy, sell, etc.).

Any approval given under this paragraph will remain in effect for only that day.

C.	Rumors. Creating or passing false rumors with the intent to manipulate securities prices or markets is prohibited under the antifraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s Code of Ethics, as well as its expectations regarding the appropriate behavior of its employees. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity. This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons and other market participants and service providers. Please consult with the Chief Compliance Officer if you have questions about the appropriateness of any communications.

IV.	REPORTING REQUIREMENTS

A.	Covered Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V. below) the following reports on Personal Accounts:

(1)	Initial Holdings Report – Covered Persons are required to provide the Chief Compliance Officer with an initial holdings report (“Initial Holdings Report”) within 10 days of the date that such person became employee Covered Person that meets the following requirements:

(a)	Must disclose all of the Covered Person’s current securities holdings with the following content for each reportable security (as defined in IV.B. below) that the Covered Person has any direct or indirect beneficial ownership:

•	title and type of reportable security;

•	ticker symbol or CUSIP number (as applicable);

•	number of shares or amount invested (as applicable);

•	principal amount of each reportable security.

(b)	Must disclose the name of any broker, dealer or bank with which the Covered Person maintains a Personal Account. The certification attached as Appendix A to the Compliance Manual must be completed and provided to the Chief Compliance Officer.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)	Covered Persons should use the form of Initial Holdings Report contained in Exhibit 1 to this Code of Ethics.

(2)	Annual Holdings Report – Subject to the applicable provisions of Section V. below, Covered Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12-month period (the “Annual Holding Certification Date”). The Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above. Covered Persons should use the form of Annual Holdings Report contained in Exhibit 2 to this Code of Ethics.

(3)	Quarterly Transaction Report – Covered Persons must arrange for the Chief Compliance Officer to receive directly from any broker, dealer, bank or other entity that effects any securities transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each Personal Account. A form letter that Covered Persons may use to request such documents from such entities can be found at Exhibit 3 herein. All copies must be received no later than 30 days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

(a)	The date of the transaction;

(b)	The title (and interest rate and maturity date, if applicable);

(c)	The number of shares and principal amount;

(d)	The nature of the transaction (e.g., purchase or sale);

(e)	The price of the security; and

(f)	The name of the broker, dealer or bank through which the trade was effected.

If the Covered Person is not able to arrange for duplicate confirmations and periodic statements to be sent that contain the information required above, the Covered Person must submit a Quarterly Transaction Report (see Exhibit 4) within 30 days after the completion of each calendar quarter to the Chief Compliance Officer.

Every Covered Person who establishes a Personal Account during a quarter must submit a Quarterly Transaction Report (see Exhibit 4) to the Chief Compliance Officer. This report must be submitted to the Chief Compliance Officer within 30 days after the completion of each calendar quarter.

B.	Definition of Reportable Security – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by registered open-end funds; provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with the Firm;

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with the Firm.

For the avoidance of doubt, investments with private funds or private investment managers are considered reportable securities under this Code of Ethics.

V.	EXCEPTIONS TO REPORTING REQUIREMENTS

This Section sets forth exceptions to the reporting requirements of Section IV herein. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

A.	No Initial or Annual Holdings Report is required to be filed by employee Covered Person with respect to securities held in any Personal Account over which the Covered Person has (or had) no direct or indirect influence or control.

VI.	Personal Trading and Holdings Reviews

The Firm’s personal securities transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with a Covered Person’s personal trading activities. Accordingly, the Chief Compliance Officer will monitor Covered Person’s investment patterns to detect frequent and/or short-term trades in any security and trading that appears to be based on material, non-public information.

The Chief Compliance Officer will review all reports submitted pursuant to the personal securities transactions policies and procedures for potentially abusive behavior, and will compare Covered Person trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the Chief Compliance Officer and/or sanctions, up to and including dismissal.

VI.	INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such investment adviser or any associated person. In the past, the federal securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material, non-public information;

•	Trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•	Trading by a non-insider who obtained material, non-public information through unlawful means such as computer hacking; and

•	Communicating material, non-public information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, but not limited to, advance knowledge of the following:

1.	Dividend or earnings announcements;

2.	Asset write-downs or write-offs;

3.	Expansion or curtailment of company or major division operations;

4.	Merger or joint venture announcements;

5.	Criminal, civil, and government investigations and indictments;

6.	Bankruptcy or insolvency problems; and

7.	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing material, non-public information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column that may affect the price of a security could be considered material.

Supervised Persons should consult with the Chief Compliance Officer if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of material, non-public information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information.

Non-public information may be transmitted in a number of ways, including verbally, in writing, by email, or instant message. Non-public information does not change to public information solely by selective dissemination.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Supervised Persons should consult with the Chief Compliance Officer if there is any question as to whether material information is non-public.

Penalties for Trading on Material, Non-Public Information

Severe penalties exist for firms and individuals that engage in insider trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for insider trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). The Firm will not protect or defend Covered Persons found guilty of insider trading.

The Firm’s Policy

Supervised Persons are strictly forbidden from engaging in insider trading, either personally or on behalf of others, including Clients. The Firm’s insider trading policies and procedures apply to all Supervised Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which a Supervised Person is a 10% or greater stockholder, as well as transactions by partnerships of which the Supervised Person is a partner (unless the Supervised Person has no direct or indirect control over the partnership).

Procedures for Recipients of Material, Non-Public Information

If a Supervised Person has questions as to whether they are in possession of material, non-public information, he or she should inform the Chief Compliance Officer as soon as possible. The Chief Compliance Officer will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Supervised Persons:

•	Must immediately report the potential receipt of material, non-public information to the Chief Compliance Officer;

•	Must not trade the securities of any company about which they may possess material, non-public information;

•	Must not discuss any potentially material, non-public information with colleagues, except as specifically required by their position; and

•	Must not conduct research, trading, or other investment activities regarding a security for which they may have material, non-public information until the Chief Compliance Officer dictates an appropriate course of action.

If the Chief Compliance Officer determines that the information is material and non-public, he will prepare a written memorandum describing the information, its source, and the date that the information was received. The Firm will not place any trades in securities for which it has material, non-public information. Depending on the relevant facts and circumstances, the Firm may also take some or all of the following steps:

•	Add the issuer to the Restricted List;

•	Review the insider trading policies and procedures with all Supervised Persons;

•	Inform other Supervised Persons that the affected individual(s) may be in possession of material, non-public information;

•	Explicitly prohibit other Supervised Persons from seeking to obtain the information;

•	Remind the other Supervised Persons that they should take reasonable steps to avoid inadvertent receipt of the information; and

•	Conduct key word searches of emails to determine if the information may have been inappropriately disseminated to anyone inside or outside of the Firm.

If an issuer is added to the Restricted List, it may be removed if the information has become public and/or immaterial.

Selective Disclosure

Non-public information about investment strategies and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business (examples of such are: brokers; accountants or accounting support service firms; custodians; transfer agents; bankers; and lawyers). Supervised Persons must never disclose proposed or pending deals or other sensitive information to any third party without the prior approval of the Chief Compliance Officer. Federal securities laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that the Firm owes to its Clients. Nothing herein should discourage Supervised Persons from discussing regulatory related matters with their supervisor (or with regulators under a whistle blower program).

Relationships with Potential Insiders

Clients, affiliates, and third-party service providers may possess material, non-public information. Access to such information could come as a result of, among other things:

•	Being employed by an issuer (or sitting on the issuer’s board of directors);

•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•	Sitting on an issuer’s creditors committee;

•	Personal relationships with connected individuals; and

•	A spouse’s involvement in any of the preceding activities.

Supervised Persons may not solicit information that may be material and non-public from any Client, affiliate, service provider or any other source, and should notify the Chief Compliance Officer in the event they inadvertently receive such information.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by the Firm, please see the Chief Compliance Officer.

VIII.	Gifts

A.	Receipt of Entertainment. Supervised Persons may attend business meals, sporting events, and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature.

B.	Receipt of Gifts. Supervised Persons must report any gifts over $500 to the Chief Compliance Officer by completing the attached Gifts and Entertainment Report. Gifts such as holiday baskets or lunches delivered to the Firm’s offices, which are received on behalf of the Firm, do not require reporting.

C.	Gift and Entertainment Giving. The Firm and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts to any Client, prospect, or individual or entity that the Firm does, or is seeking to do, business with. Ordinary business meals need not be pre-cleared, but may not be lavish or excessive in nature. Supervised Persons should seek approval using the Gifts and Entertainment Report at Exhibit 5.

D.	Cash Gifts. The Firm and its Supervised Persons are prohibited from giving or receiving cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Firm or a private investment vehicle managed by the Firm.

E.	Section 17(e)(1) of the Investment Company Act prohibits affiliated persons of a RIC Client, such as the Firm and its Supervised Persons, from accepting any sort of compensation for the purchase or sale of property to or for the RIC Client.

F.	Gift and Entertainment Giving to Union Officials. Any gift or entertainment provided by the Firm to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Firm’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the Chief Compliance Officer. Supervised Persons should seek approval using the Gifts and Entertainment Report at Exhibit 5.

G.	Gift and Entertainment Giving to Foreign Governments and “Government Instrumentalities.” The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Firm and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain written pre-clearance from the Chief Compliance Officer prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Supervised Persons must use the Gifts and Entertainment Report at Exhibit 5 to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting. Supervised Persons must consult with the Chief Compliance Officer if there is any question as to whether gifts or entertainment needs to be pre-cleared and/or reported in connection with this policy.

H.	Gift and Entertainment Giving to ERISA Plan Fiduciaries. The Firm is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the Chief Compliance Officer on the Gifts and Entertainment Report at Exhibit 5.

I.	Gift and Entertainment Monitoring. The Chief Compliance Officer will maintain a log of all reported gifts and entertainment.

IX.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of the Firm.

B.	Review of Transactions. Each Supervised Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Firm for Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of the Firm.

C.	Sanctions. The executive management of the Firm, with advice of outside legal counsel if appropriate, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with the Firm, or criminal or civil penalties.

X.	political AND CHARITABLE contributions

The Firm’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the Chief Compliance Officer.

The Firm permits each Supervised Person to support his or her own political parties, candidates and causes, subject to the “pay to play” restrictions as detailed below.  However, each Supervised Person must do so on his or her own time and not use any of the Firm’s resources, including, but not limited to, reproduction, facsimile machines, postage meters, telephones or computers.

SEC Rule 206(4)-5 under the Advisers Act is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a government entity if the office (i) is directly or indirectly responsible for the hiring of the Firm, or (ii) has the authority to appoint any person responsible for the hiring of the Firm. In addition, SEC Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

Based on the above, Supervised Persons are required to pre-clear any and all political contributions using the form attached at Exhibit 6.

For the avoidance of doubt, it is specifically noted that such pre-clearance policy also applies to Supervised Persons:

•	Asking another person or political action committee to:

○	Make a contribution to an elected official (or candidate for the official’s position); or

○	Make a payment to a political party.

•	Directing or funding political contributions through third parties, such as spouses, lawyers or companies affiliated with the Firm, if such political contributions would require preclearance if done directly by the Supervised Person.

Supervised Persons should carefully review the relationship between the Firm and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions. If you have any question about whether a political contribution raises a conflict of interest that may implicate the Firm, you must discuss such contributions with the Chief Compliance Officer prior to making the political contribution.

Finally, in accordance with the “look back” provision of SEC Rule 206(4)-5, upon becoming a Supervised Person (upon hire or otherwise), Supervised Persons will be required to disclose all political contributions made during the 2 years prior to becoming a Supervised Person, but not prior to March 14, 2011.

Donations by Supervised Persons to charities with the intention of influencing such charities to become Clients are strictly prohibited.  Donations by Supervised Persons in excess of $150 for purposes of soliciting business must be pre-cleared by the Chief Compliance Officer.  Supervised Persons should notify the Chief Compliance Officer if they perceive an actual or apparent conflict of interests in connection with any charitable contribution.

XI.	ELECTRONIC COMMUNICATIONS

All software, files, email messages, voice mail messages, instant messages, computers, computer networks, and communications systems (collectively, “Electronic Resources”) are the property of the Firm. Supervised Persons’ communications using Electronic Resources are held to the same standard as all other business communications. Supervised Persons must act with integrity, competence, and in an ethical manner when using Electronic Resources. Such resources may not be used to receive or transmit communications that are discriminatory, harassing, offensive, unlawful, or otherwise inappropriate. Supervised Persons may not attempt to gain unauthorized access to any computer or database, tamper with any electronic security mechanism, misrepresent a user’s identity, or disseminate viruses or other destructive programs. Supervised Persons may not download, install, or execute software without prior approval from the Chief Compliance Officer or managing partner.

Electronic Communications Surveillance

Subject to applicable law, all email, voice mail, instant messages, faxes or other electronic communication (each an “Electronic Communication” and collectively “Electronic Communications”) and Electronic Resources may be searched, reviewed, or produced for any purpose by the Firm, third-party contractors, the Securities & Exchange Commission (“SEC”), and other regulatory authorities. Among other things, the Firm may use keyword searches or focus on messages sent or received by specific individuals to determine which Electronic Communications will be reviewed. The Firm may require a Supervised Person to provide any of his or her electronic access codes or passwords at any time.

Personal Emails

In general, Supervised Persons are strictly prohibited from using public email services (such as Hotmail or gmail) for any business purpose. Supervised Persons should also be aware that in certain instances the SEC’s enforcement staff or other law enforcement agencies have subpoenaed individuals’ personal email correspondence. Although Supervised Persons may not access public email addresses from the Firm’s computers, they may make reasonable personal use of their Firm related email account. Such use should not interfere with business activities or involve a meaningful amount of a Supervised Person’s time or the Firm’s resources. Supervised Persons are prohibited from using Electronic Resources to establish a business or otherwise profit personally. All email, whether personal or related to the Firm, must be appropriate in both tone and content.

Supervised Persons acknowledge that the Firm and its authorized agents have the right to access, obtain, and review all emails, including personal emails that Supervised Persons send or receive through the Firm’s computers. Supervised Persons expressly consent to such monitoring and review of all emails by the Firm and/or its authorized agents.

Text and PIN-to-PIN Messaging

Supervised Persons are prohibited from using text or PIN-to-PIN messaging to transmit work-related messages on Blackberries, cell phones, or other hand-held devices, unless such messages are captured and archived by the Firm.

Instant Messages and Chat Rooms

Supervised Persons are prohibited from using instant messaging systems to transmit work related instant messages, unless such messages are captured and archived by the Firm.

Social Networking Sites

The Firm does not prohibit Supervised Persons from posting on social networking sites, such as Facebook or Linked-In, outside of work. However, the Firm does impose the following restrictions on these types of activities:

•	Supervised Persons may not indicate that they work for the Firm on a social networking site if other information posted on that site could cause harm to the Firm’s reputation. For example, a Supervised Person’s affiliation with the Firm should not be posted on the same site that contains sexually explicit content or an affiliation with an intolerant or highly controversial organization.

•	Information about the Firm that is posted in a public forum might be construed by SEC examiners as an advertisement that is subject to strict regulations. Consequently, Supervised Persons are prohibited from posting information about the Firm (other than their title and general role within the Firm) on a social networking site without the Chief Compliance Officer’s explicit pre-approval.

•	The Firm holds information about Clients and in strict confidence. Supervised Persons must never identify an individual as being a Client, or post any non-public information about a Client, on a social networking site.

•	The Firm prohibits Supervised Persons from sharing proprietary information about the Firm’s operations or investment decisions in any public forum.

Supervised Persons should consult with the Chief Compliance Officer if they have any questions about the preceding policies.

The Firm will conduct a sample review of social media websites on a quarterly basis. Supervised Persons shall certify upon becoming a Supervised Person, and annually thereafter, that they are in compliance with this policy.

Electronic Security

The Internet and other forms of electronic communication may not be secure. It may be possible for Internet users to intercept emails, file attachments, and other data transmissions. When possible, Supervised Persons should seek to limit the amount of confidential and proprietary information that is transmitted electronically.

If a Supervised Person knows or suspects that one or more passwords, the Firm’s proprietary information, or non-public information about an Client has been lost or improperly disclosed or accessed, that Supervised Person must promptly report the loss or disclosure to the Chief Compliance Officer. Similarly, Supervised Persons must report any actual or suspected misuse of the Firm’s electronic resources to the Chief Compliance Officer. Unusual system behavior, such as missing files, frequent crashes, or misrouted messages should also be reported to the Chief Compliance Officer.

Supervised Persons must be extremely cautious when addressing Electronic Communications because of the potential consequences of sending such communications to the incorrect recipient. Supervised Persons should use the same care when preparing an Electronic Communication that they would use when drafting a letter on the Firm’s letterhead. Supervised Persons should double-check recipients’ email addresses and/or fax numbers before sending communications. Internal documents, including those marked “For Internal Use Only,” may not be transmitted to third parties except as authorized by the Chief Compliance Officer.

If a Supervised Person inadvertently sends an Electronic Communication to the wrong recipient, he or she must promptly report the incident to his or her supervisor, even if the consequences of the mistaken transmission appear minimal. The Supervised Person and the supervisor should promptly notify the Chief Compliance Officer if they determine that the mistaken transmission contained non-public information about a Client, or material information that is proprietary to the Firm.

The certification attached to this Code of Ethics as Exhibit 7 must be completed and provided to the Chief Compliance Officer.

XII.	Public Office

Supervised Persons must obtain written pre-approval from the Chief Compliance Officer prior to running for any public office. Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Firm’s business activities.

XIII.	Outside Business Activities

Supervised Persons may, under certain circumstances, be granted permission, with prior written approval, to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. If a Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the Chief Compliance Officer.

No Supervised Person may utilize property of the Firm, or utilize the services of the Firm or its Supervised Persons, for his or her personal benefit or the benefit of another person or entity, without approval of the Chief Compliance Officer. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

A Supervised Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with the Firm and in which he or she knows that the Firm might be expected to participate or have an interest, without:

•	Disclosing in writing all necessary facts to the Chief Compliance Officer,

•	Offering the particular opportunity to the Firm, and

•	Obtaining written authorization to participate from the Chief Compliance Officer.

Any personal or family interest in any of the Firm’s business activities or transactions must be immediately disclosed to the Chief Compliance Officer. For example, if a transaction by the Firm may benefit that Supervised Person or a family member, either directly or indirectly, then the Supervised Person must immediately disclose this possibility to the Chief Compliance Officer.

The Chief Compliance Officer will keep a list of Supervised Persons’ participation in outside business activities.

XIV.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

Internal Confidences

Supervised Persons will be required to acknowledge that they have read and will comply with the following:

Supervised Persons understand that during their association with the Firm, they will become privy to an extensive amount of the Firm’s confidences and secrets. All legal and compliance related matters (“Legal Matters”) should be discussed with management, including the Firm’s Chief Compliance Officer, as soon as information related to such Legal Matters becomes available. The Chief Compliance Officer will determine whether to retain outside counsel in connection with any Legal Matter. Reporting wrongdoing or other Legal Matters to management is not adverse to the interests of the Firm and Supervised Persons have a duty to immediately report wrongdoing or a breach of securities laws, rules and regulations to the Chief Compliance Officer. If a Supervised Person fails to report Legal Matters in a timely manner, the Supervised Person may be penalized, including through suspension or termination, in the sole discretion of management. If a Supervised Person reports Legal Matters in a timely manner, the Supervised Person may be rewarded with a bonus in an amount to be determined in the sole discretion of management. Nothing herein should discourage Supervised Persons from discussing regulatory related matters with their supervisor (or with regulators under a whistle blower program). Moreover, Supervised Persons acknowledge and accept the following duties of care to the Firm:

Duty of Care. Supervised Persons have a duty to act only in the Firm’s best interests and acknowledge that they owe to the Firm a high degree of trust and loyalty. Supervised Persons will not make any untrue statements or misrepresentations nor fail to state any material fact to any third party.

Devotion of Time and Effort. Supervised Persons agree to devote the principal amount of their time and effort to the business of the Firm.

Protection of Trade Secrets. Supervised Persons agree that they shall not at any time, either during their association as a Supervised Person or thereafter, divulge to any person, firm, or corporation any information received by them during the course of their association concerning the Firm’s Clients, unless required by law.

Surrender of the Firm’s Records. Supervised Persons agree that upon termination of their association with the Firm, regardless of the time, manner, or cause of the termination, they will surrender to the Firm all Client lists, if any, and all books, records, documents, and all written information received or obtained by them that relates to the Firm.

EXHIBIT 1

initial holdings report
for Supervised PersonS

Name of Supervised Person: _____________________

Date of Submission of Report: ________________

In connection with my new status as a Supervised Person at the Firm, the following sets forth all of my holdings in reportable securities (as defined in Section IV.B of the Firm’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A of the Firm’s Code of Ethics).

Title and Type of Security	Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amount	Broker/Dealer, Bank or Other Location Where Securities are Held

OR

___         No holdings in reportable securities (as defined in Section IV.B of the Firm’s Code of Ethics)

The undersigned Supervised Person certifies that all information contained in this report is true and correct as of ___________________ ___, 20___ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Supervised Person

Signature of Supervised Person

Date

Chief Compliance Officer

EXHIBIT 2

ANNUal holdings report
for Supervised PersonS

Name of Supervised Person: _____________________

Date of Submission of Report: ________________

The following sets forth all of my holdings in reportable securities (as defined in Section IV.B of the Firm’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A of the Firm’s Code of Ethics) as of December 31 (the “Annual Holdings Certification Date”).

Title and Type of Security	Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amount	Broker/Dealer, Bank or Other Location Where Securities are Held

OR

___ No holdings in reportable securities (as defined in Section IV.B of the Firm’s Code of Ethics) as of the Annual Holdings Certificate Date.

The undersigned Supervised Person certifies that all information contained in this report is true and correct as of ________________ ___, 20___ (which must be a date within 45 days of the Annual Holdings Certificate Date).

Name of Supervised Person

Signature of Supervised Person

Date

Chief Compliance Officer

EXHIBIT 3

[DATE]

[INSERT NAME OF BROKER]

[INSERT ADDRESS]

Re: [NAME OF SUPERVISED PERSON]/Account No(s). [###]

Dear [CONTACT NAME]:

As the Chief Compliance Officer of NewGen Asset Management Limited (“the Firm”), I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF SUPERVISED PERSON] (the “Supervised Person”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Supervised Person be sent to my attention at the following address:

Firm Name

Address

City, State, Zip

ATTN: Olga Gergin, Chief Compliance Officer

Please feel free to call me at (_____) ___-____ should you have any questions.

Best regards,

Name: Olga Gergin

Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, NewGen Asset Management Limited, at the above-listed address.

Signature of Supervised Person:
____________________

Name: _____________________

EXHIBIT 4

QUARTERLY TRANSACTION REPORT FOR
SUPERVISED PERSONS

FOR MONTH ENDED ____________________________________

Supervised Persons: You do not need to report the following types of transactions: (1) the Supervised Person had no direct or indirect influence or control over the transaction; (2) securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds, provided that such funds are not advised by THE FIRM or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with THE FIRM; (8) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, provided that such funds are not advised by THE FIRM or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with THE FIRM; and (9) other securities as may from time to time be designated in writing by the Chief Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

Disclose all securities transactions for the period covered by this report:

Name/Description of Security*	Number Shares	Date of Transaction	Price at Which Effected	Principal Amount	Bought or Sold	Name of Broker/Dealer/Bank

* Please disclose the interest rate or maturity date, if applicable.

Did you establish any securities accounts during the period covered by this report? ___ Yes ___ No

If Yes, please complete the following:

Name of Broker	Date of Account Opening	Account Number

____	The above is a record of every transaction in a security or account opened which I had, or in which I acquired, any direct or indirect beneficial ownership during the period indicated above.

____	I certify that the Chief Compliance Officer has received confirmations or account statements pertaining to all transactions executed and that disclose the information required above, and notice of any accounts opened, during the period covered by this report.

____	I have nothing to report for the period covered by this report.

Date:	Signature:

EXHIBIT 5

Gifts and Entertainment Report

I gave / received a gift / entertainment. (Circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or THE FIRM:

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value:

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

EXHIBIT 6

Political Contribution Pre-clearance Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Supervised Person’s Name:	Title:

Person or entity making the contribution (if other than Supervised Person):

Recipient’s Name:	Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote for the candidate? Yes / No If no, explain:

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where THE FIRM is providing or seeking government business.

Date of contribution: ____________________

Signature: ____________________________

CCO Use Only

______ Approved                                 ______ Not Approved

Reviewed by: __________________________   Date: __________________________

If the contribution is a triggering contribution, how many such contributions have occurred in the past 12 months?

If the Supervised Person has in the past made a triggering contribution, the request must be denied.

EXHIBIT 7

ELECTRONIC COMMUNICATIONS CERTIFICATION

___ Initial Certification

___ Annual Certification

I have read THE FIRM’s compliance policies with respect to electronic communications, and I have been and will remain in compliance with such policies.

I use the following personal email addresses (e.g., AOL, gmail, Hotmail, etc.):

Frequently used social media sites (e.g., Facebook, LinkedIn, Twitter, etc.):

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name